Exhibit 99.1

BOLT TECHNOLOGY ANNOUNCES FIRST QUARTER RESULTS

NORWALK, CT, October 25, 2012 – Bolt Technology Corporation (NASDAQ Global Select Market: BOLT) today announced financial results for the first quarter of fiscal year 2013, the three months ended September 30, 2012.

Sales for the first quarter of fiscal year 2013 increased 49% to $14,268,000, compared to $9,572,000 for the first quarter of fiscal year 2012. Net income for the quarter increased 137% to $1,704,000 ($0.20 per share) from $720,000 ($0.08 per share) in the first quarter of fiscal year 2012.

Raymond M. Soto, Bolt’s chairman and CEO, commented, “The increase in sales for the first quarter of fiscal year 2013 reflects increased volume at all of our operating units. Our underwater robotic vehicle business contributed 54% of the sales increase and our marine seismic businesses contributed 46%. The increase in income was primarily attributable to our underwater robotic vehicle operating unit reporting a profit for the first quarter of fiscal 2013, in contrast to a loss for last year’s first quarter. Our balance sheet remains strong with working capital of $46,063,000 at September 30, 2012, including cash of $26,332,000, and we remain debt free.”

Mr. Soto continued, “We are pleased that our underwater robotic vehicle business has continued its steady growth since we acquired it in January 2011 and that our marine seismic businesses have also shown improvement. We continue to anticipate that fiscal year 2013 will be another successful year for Bolt.”

BOLT TECHNOLOGY CORPORATION

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	September 30,
	2012	2011

Sales	$14,268,000	$9,572,000
Costs and expenses	11,647,000	8,608,000
Income before income taxes	2,621,000	964,000
Provision for income taxes	917,000	244,000
Net Income	$1,704,000	$720,000

Earnings per share	$0.20	$0.08

Average shares outstanding	8,581,000	8,557,000

BOLT TECHNOLOGY CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)

	September 30,			September 30,
	2012	2011		2012	2011

Assets			Liabilities and Stockholders’ Equity
Current Assets			Current Liabilities
Cash and cash equivalents	$26,332,000	$31,332,000	Accounts payable	$1,570,000	$1,678,000
Accounts receivable	8,619,000	6,600,000	Accrued expenses	2,181,000	1,688,000
Inventories	17,135,000	16,523,000	Contingent earnout liability	2,400,000	3,000,000
Deferred income taxes	530,000	638,000	Dividends payable	601,000	-
Other	1,029,000	846,000	Income taxes payable	830,000	285,000
	53,645,000	55,939,000		7,582,000	6,651,000
Property and equipment	5,098,000	5,169,000	Contingent earnout liability	2,600,000	-
Goodwill	17,227,000	17,227,000	Deferred income taxes	2,494,000	2,570,000
Other intangible assets	7,653,000	8,643,000	Total liabilities	12,676,000	9,221,000
Other	250,000	227,000
			Stockholders’ Equity	71,197,000	77,984,000
	$83,873,000	$87,205,000		$83,873,000	$87,205,000

About Bolt Technology Corporation

Bolt Technology Corporation is a leading worldwide developer and manufacturer of marine seismic data acquisition equipment used for offshore oil and natural gas exploration. Bolt, through its SeaBotix Inc. subsidiary, is also a developer and manufacturer of remotely operated robotic vehicles systems used for a variety of underwater tasks.

Contact:

Raymond M. Soto

Chairman and CEO

(203) 853-0700

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